   As filed with the Securities and Exchange Commission on December 20, 2001.
                                                     Registration No. 333-73018.
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                 POST-EFFECTIVE
                               AMENDMENT TO NO. 1
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                  METROPOLITAN MORTGAGE & SECURITIES CO., INC.
             (Exact Name of Registrant as Specified in its Charter)

            WASHINGTON                    601 WEST FIRST AVENUE                     91-0609840
 (State or other jurisdiction of      SPOKANE, WASHINGTON 99201-5015             (I.R.S. Employer
  incorporation or organization)             (509) 838-3111                    Identification No.)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        C. PAUL SANDIFUR, JR., PRESIDENT
                  METROPOLITAN MORTGAGE & SECURITIES CO., INC.
                             601 WEST FIRST AVENUE
                         SPOKANE, WASHINGTON 99201-5015
                                 (509) 838-3111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                           Robert J. Ahrenholz, Esq.
                             Michael J. Zieg, Esq.
                                 Kutak Rock LLP
                       717 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 297-2400

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    This post-effective amendment to the registration statement, registration no. 333-73018, is filed solely to add exhibits and pursuant to Rule 462(d) shall become effective upon filing.

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
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................  $ 37,500
NASD Filing Fee.............................................    15,500
Independent Underwriter Fee and Expenses....................    70,000
Accounting Fees and Expenses(1).............................    20,000
Legal Fees and Disbursements(1).............................    42,000
Printing Expenses(1)........................................    30,000
Miscellaneous Expenses(1)...................................     2,000
                                                              --------
Total Expenses..............................................  $217,000
                                                              ========

------------------------

(1) Estimated

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Metropolitan has no contractual or other arrangement with its controlling persons, directors or officers regarding indemnification, other than as set forth in its Articles of Incorporation. Metropolitan's Articles of Incorporation permits indemnification of a director, officer or employee up to the indemnification limits permitted by Washington state law which permits indemnification for judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the indemnified person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation.

ITEM 16.  EXHIBITS

    (a) Exhibits

            1.1*   Selling Agreement between Metropolitan and Metropolitan
                   Investment Securities, Inc.

            1.2 Agreement to Act as "Qualified Independent Underwriter," among Metropolitan, Metropolitan Investment
                   Securities, Inc. and Roth Capital Partners, LLC with respect to the preferred stock to be registered.

            1.3*   Form of Pricing Recommendation Letter of Roth Capital
                   Partners, LLC with respect to the preferred stock to be registered.

            4.1    Restated Articles of Incorporation of Metropolitan.

            4.2    Amended and Restated Statement of Rights Designations and
                   Preferences of Series E-7 Preferred Stock.

            5.1* Opinion of Kutak Rock LLP as to the validity of the preferred stock.

           10.1    Employment Agreement between Metropolitan and Michael Kirk
                   (incorporated by reference to Exhibit 10(b) to Metropolitan's Annual Report on Form 10-K filed January 8,
                   1998).

           10.2    Reinsurance Agreement between Western United Life Assurance
                   Company and Old Standard Life Insurance Company
                   (incorporated by reference to Exhibit 10(d) to Metropolitan's Annual Report on Form 10-K filed January 8,
                   1998).

           10.3 Master Repurchase Agreement (Incorporated by reference to exhibit 10(f) to Metropolitan's Form 10-Q for the fiscal quarter ended June 30, 1998.)

           10.4 Amendment No. 1 to the Master Repurchase Agreement, dated as of May 26, 1998 (Incorporated by reference to Exhibit 10.2 to Metropolitan's Current Report on Form 8-K dated
                   September 27, 2000.)

           10.5 Amendment No. 1(a) to the Master Repurchase Agreement, dated as of October 8, 1998 (Incorporated by reference to Exhibit 10.3 to Metropolitan's Current Report on Form 8-K dated September 27, 2000.)

           10.6 Amendment No. 2 to the Master Repurchase Agreement, dated as of March 8, 1999 (Incorporated by reference to Exhibit 10.4 to Metropolitan's Current Report on Form 8-K dated
                   September 27, 2000.)

           10.7 Amendment No. 3 to the Master Repurchase Agreement, dated as of February 11, 2000 (Incorporated by reference to Exhibit 10.5 to Metropolitan's Current Report on Form 8-K dated September 27, 2000.)

           10.8 Amendment No. 5 to the Master Repurchase Agreement, dated as of September 27, 2000 (Incorporated by reference to Exhibit 10.6 to Metropolitan's Current Report on Form 8-K dated September 27, 2000.)

           12.1 Statement of computation of ratio of earnings to fixed charges and preferred stock dividends.

           23.1*   Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants.

           23.2    Consent of Kutak Rock LLP (included in Exhibit 5.1).

           24.1    The Power of Attorney, included on Page II-4 of the
                   Registration Statement, is incorporated herein by reference.

------------------------

*   Previously filed.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

       (1) For the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 19th day of December, 2001.

                                                      METROPOLITAN MORTGAGE & SECURITIES CO., INC.

                                                      /s/ C. Paul Sandifur, Jr.
                                                      ------------------------------------------------
                                                      C. Paul Sandifur, Jr., President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
/s/ C. Paul Sandifur, Jr.                         President, Chief Executive
--------------------------------------            Officer and Chairman of the       December 19, 2001
C. Paul Sandifur, Jr.                             Board

***
--------------------------------------            Chief Financial Officer           December 19, 2001
Sterling Gallagher                                (Principal Accounting Officer)

***
--------------------------------------            Secretary and Director            December 19, 2001
Reuel Swanson

***
--------------------------------------            Director                          December 19, 2001
Gary Brajcich

***
--------------------------------------            Director                          December 19, 2001
Irv Marcus

***
--------------------------------------            Director                          December 19, 2001
William D. Snider

***
--------------------------------------            Director                          December 19, 2001
John T. Trimble

***By  /s/ C. Paul Sandifur, Jr.
       ------------------------------------
       C. Paul Sandifur, Jr.,
       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
---------------------
         1.1*           Selling Agreement between Metropolitan and Metropolitan
                        Investment Securities, Inc.

         1.2            Agreement to Act as "Qualified Independent Underwriter,"
                        among Metropolitan, Metropolitan Investment
                        Securities, Inc. and Roth Capital Partners, LLC with respect to the preferred stock to be registered.

         1.3*           Form of Pricing Recommendation Letter of Roth Capital
                        Partners, LLC with respect to the preferred stock to be registered.

         4.1            Restated Articles of Incorporation of Metropolitan.

         4.2            Amended and Restated Statement of Rights Designations and
                        Preferences of Series E-7 Preferred Stock.

         5.1* Opinion of Kutak Rock LLP as to the validity of the preferred stock.

        10.1            Employment Agreement between Metropolitan and Michael Kirk
                        (incorporated by reference to Exhibit 10(b) to Metropolitan's Annual Report on Form 10-K filed January 8,
                        1998).

        10.2            Reinsurance Agreement between Western United Life Assurance
                        Company and Old Standard Life Insurance Company
                        (incorporated by reference to Exhibit 10(d) to
                        Metropolitan's Annual Report on Form 10-K filed January 8,
                        1998).

        10.3 Master Repurchase Agreement (Incorporated by reference to exhibit 10(f) to Metropolitan's Form 10-Q for the fiscal quarter ended June 30, 1998.)

        10.4            Amendment No. 1 to the Master Repurchase Agreement, dated as of May 26, 1998 (Incorporated by reference to Exhibit 10.2 to Metropolitan's Current Report on Form 8-K dated
                        September 27, 2000.)

        10.5            Amendment No. 1(a) to the Master Repurchase Agreement, dated as of October 8, 1998 (Incorporated by reference to
                        Exhibit 10.3 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000.)

        10.6            Amendment No. 2 to the Master Repurchase Agreement, dated as of March 8, 1999 (Incorporated by reference to Exhibit 10.4 to Metropolitan's Current Report on Form 8-K dated
                        September 27, 2000.)

        10.7            Amendment No. 3 to the Master Repurchase Agreement, dated as of February 11, 2000 (Incorporated by reference to
                        Exhibit 10.5 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000.)

        10.8            Amendment No. 5 to the Master Repurchase Agreement, dated as of September 27, 2000 (Incorporated by reference to
                        Exhibit 10.6 to Metropolitan's Current Report on Form 8-K
                        dated September 27, 2000.)

        12.1 Statement of computation of ratio of earnings to fixed charges and preferred stock dividends.

        23.1*           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

        23.2            Consent of Kutak Rock LLP (included in Exhibit 5.1).

        24.1            The Power of Attorney, included on Page II-4 of the
                        Registration Statement, is incorporated herein by reference.

------------------------

*   Previously filed.